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EXHIBIT 5.1

[CLIFFORD CHANCE LETTERHEAD]

August 4, 2003

The Sports Authority, Inc.
1050 W. Hampden Avenue
Englewood, Colorado 80110

        Re:    Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement

Ladies and Gentlemen:

        We have acted as special counsel to The Sports Authority, Inc. (f/k/a Gart Sports Company), a Delaware corporation (the "Company"), in connection with the Post-Effective Amendment No. 1 on Form S-8 (the "Amendment No. 1 to Registration Statement") to Form S-4 Registration Statement (File No. 333-104321), initially filed by the Company on April 7, 2003 with the Securities and Exchange Commission under the Securities Act of 1933. The Amendment No. 1 to Registration Statement relates to the proposed issuance of up to (i) 1,491,825 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable in connection with the Salaried Employees Stock Option and Stock Award Plan, The Sports Authority, Inc. Director's Stock Plan and The Sports Authority, Inc. 2000 Stock Option and Stock Award Plan (collectively, the "Plans") of TSA Stores, Inc. (f/k/a The Sports Authority, Inc.), a Delaware corporation ("TSA") and (ii) 740,000 shares of Common Stock which may be offered or sold pursuant to The Sports Authority 401(k) Savings and Profit Sharing Plan (the "401(k) Plan") of TSA.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, or such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of expressing the opinion contained herein, including, without limitation, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Amendment No. 1 to Registration Statement, the Plans, the 401(k) Plan and resolutions adopted by Board of Directors of the Company. With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to any facts that we have not independently established or verified, we have, with your permission, relied upon statements and representations of representatives of the Company and others.

        We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock issuable under the Plan and 401(k) Plan have been duly authorized, and, when such shares have been issued for a price not less than the par value thereof and delivered pursuant to the terms of the Plans or the 401(k) Plan, as applicable, such shares will be validly issued, fully paid and nonassessable.

        The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Amendment No. 1 to Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/CLIFFORD CHANCE US LLP

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